Arthur Schmidt & Associates, Inc.	for: TASKER CAPITAL CORP.
Tel	(516) 767-7676	(TKER.OB)
Fax	(516) 767-7177
Email:	asa@arthurschmidt.com

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	Joan M. Harper
Arthur Schmidt & Associates, Inc.
Tel. 516-767-7676

TASKER REPORTS ON RESTRUCTURING PROGRESS

AND RECENT DEVELOPMENTS

DANBURY, CT, -- Dec. 7, 2005 - Tasker Capital Corp. (Tasker)(TKER.OB), a distributor and marketer of a proprietary technology that is highly effective in inhibiting pathogenic bacteria, announced on November 21, 2005 that it was taking steps to restructure and refocus the company, including the termination of Mr. Robert Appleby as the Company’s CEO. The Executive Committee of the Company’s Board of Directors is in the process of reducing the Company’s “cash burn” rate and streamlining operations. For the immediate future, the Company intends to concentrate its efforts on the development of its poultry processing products, its seafood processing products and its Unifresh™ Footbath and Unifresh™ Pen Spray products.

The Executive Committee has developed and begun implementing its action plan designed to reduce the Company’s monthly cash expenses from in excess of $1.2 million per month to less than $650,000 per month. Specifically, the Company has reduced the number of full time employees by approximately 44%, including a reduction in its corporate staff of approximately 40%, and a reduction in its Conroe, TX manufacturing facility staff of approximately 53%. The Company will continue to attempt to reduce cash expenses, however, the Company believes that, notwithstanding these cost-cutting measures, it may need to raise additional funds. In addition, the Company has determined it will outsource some of its production and logistics needs as well as a portion of its sales organization. The Company will announce more details on the outsourcing plan in the near future. To the extent that any of these processes will be outsourced to Wynn Starr Special Products, LLC, Mr. Steven Zavagli, the founder of Wynn Star Special Products, and also a member of the Company’s Board of Directors will recuse himself from any negotiations with Wynn Starr on behalf of the Company.

The Company has begun a search for a new Chief Executive Officer and will report on the status as appropriate.

Following is an update on the status of each of the Company's products:

Unifresh™ Footbath
The Company currently markets Unifresh™ Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology contained in Unifresh™ Footbath concentrate, the product also helps control bacteria and fungus that infects the hooves of cows causing digital dermatitis and interdigital papillomatosis, also known as hairy heel warts and foot rot. Unifresh™ Footbath concentrate was launched this year. It is currently being sold to dairy farms throughout the U.S. via farm product distributors. Recently, the Company has introduced an activator material (sold separately) to condition the farmer’s source water if it is high in mineral content.

(more)
The information and opinions contained in this release have been furnished and approved by Tasker Capital Corp. We are retained by them as investor relations counsel.

Unifresh™ Pen Spray
Groupe Doux, one of Europe's premier poultry processors, has indicated to the Company that it will expand testing of Tasker's Unifresh™ Pen Spray in order to verify statistics gained in its initial testing phase of the product. These tests are expected to commence in January 2006 and are estimated to take between 8 and 12 weeks. Unifresh™ Pen Spray is a product that reduces or neutralizes the ammonia byproduct in poultry pens. High ammonia levels can stunt bird growth, increase chances of bronchial infections, and cause foot blisters and breast blisters. The company currently plans to begin testing in the United States after final results are received from the European tests.

Poultry Processing Products
In August 2005, the Company began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. While it cannot be predicted how long the verification process will take, or whether USDA approval will ultimately be received, the Company plans to move forward immediately upon receiving USDA approval. The results of the first trial are complete and are currently under USDA review. The Company will begin the second phase of in-plant verification tests once the USDA advises the Company of its findings. The Company believes that the second phase of testing will likely begin in January 2006 and is expected to take 6 to 8 weeks.

Seafood Processing Products
The Company intends to market the pHarlo technology for use in pathogen reduction and shelf life extension in seafood processing, subject to the receipt of any necessary regulatory approvals. Tasker Pacific Blue™ Seafood Wash has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University. It has been tested on such varieties of seafood as shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of the pHarlo technology reflect the possibility of doubling the shelf life on catfish filets and a significant increase on the shelf life of scallops. Commercial scale tests began in December 2005.

Other Products
The Company has a number of other products in development that utilize the pHarlo technology. However, at this point in time, the Company has suspended its development efforts in these areas.

Close Call™
The Company believes that its Close Call™ product could be expanded into the marketplace more efficiently by a company already established in the industry.  Therefore, the Company currently plans to seek to license and/or sell the Close Call™ brand or derivative applications. Close Call™ is currently marketed as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol.

International
In addition to the Groupe Doux testing in France, Tasker has a number of initiatives for use of the pHarlo technology underway in several international markets, including Mexico, Chile, China, New Zealand and Australia. Product registrations and regulatory approvals are underway in these markets for the four major product groups. Commercial site testing in each of these markets will begin upon receipt of all necessary government approvals.

As a part of the restructuring plan announced last month, the Company plans to provide public updates regarding the testing and approval status of products in the pipeline as the data becomes available in a section of press releases marked 'Recent Highlights'.

The Company believes that based on the development cycle of its target products, revenue for the next several quarters is not a meaningful indicator of the progress of the Company. The Company believes that its technology, as described below, is unique and highly effective; however, this technology is still in the developmental stage and therefore test results, rather than revenue, will be a more meaningful indicator of the Company’s progress in the near term.

The Science

Most antimicrobial chemicals rely on oxidation reactions to disrupt the microbes’ defenses. However, oxidizing chemicals at low concentrations do not work well in the presence of dissolved organic materials.

pHarlo is different. It is a non-oxidizing, low pH solution that contains copper ions and an excess of sulfate ions. These sulfate ions are required for the production of enzymes and structural proteins in the cell as nutrients. Excess hydrogen and copper ions enter the microbe with the sulfate. Once inside, the hydrogen ions decrease the internal pH of the microbe and the copper ions inhibit the natural chemical processes within the microbe. Together, they disrupt the microbe’s reproductive capability. This “Trojan Horse” effect is superior to other treatments because it is so effective at low concentrations and in complex mixes of organic materials.

The operational advantages of pHarlo compared to other antimicrobial chemicals are as follows: pHarlo is effective at low concentrations; it is equally effective at high and low temperatures; it is non-volatile and does not gas off; and, as a non-oxidizing material, it is equally effective in the presence or absence of dissolved organic material.

Intellectual Property Rights

The use of the utility patent applications which the Company acquired in the July 2005 acquisition and the sublicense agreement the Company entered into in connection with the July 2005 acquisition are still in effect, and have not been impacted as a result of the subsequent changes in management at the Company

Review of September 30, 2005 Financial Statements

In the process of reviewing its operations to develop a refocusing and restructuring plan, the Company determined that certain consignment arrangements which occurred in the three months ended September 30, 2005 were improperly recorded as accounts receivable on the Company's balance sheet as of September 30, 2005 and as revenues on the Company's statement of operations for the three and nine months ended September 30, 2005.  As a result, the Company has initiated an internal investigation of its accounts receivable and revenues for the three months ended September 30, 2005 to determine what adjustments in its financial statements will be necessary, the extent of such adjustments and the remedial actions that will be required to address the improper recordation of these items.   The Company believes certain adjustments will be required in previously reported accounts receivable and revenues for the third quarter, although the Company is unable, at this time, to determine whether a restatement of those financial statements will be required.  The Company will provide a more detailed statement regarding the matters once the internal investigation is complete and the Company has analyzed the results thereof.

Conference Call

Tasker will hold a conference call, including Q&A, to discuss these recent company developments on Thursday, Dec. 8, 2005 at 9:00 AM EST. To participate in the call by telephone please dial 1-800-289-0572 at least 10 minutes before the call is scheduled to begin (no passcode is necessary). A live audio webcast of the call will also be available to the public on a listen-only basis to the webcast go to https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrmdddcnvwdrwr or go to www.taskerproducts.com and click on the webcast link. The webcast will be available on-line until 12 Noon January 8, 2006.

An audiotape playback of the conference call will begin by 12 Noon EST and run through 12 Noon on Tuesday, December 13th. To access the playback dial toll free 1-888-203-1112 and enter reservation #5183844.

Tasker is a manufacturer, distributor and marketer of products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets: Close Call™, an oral hygiene breath drink, and Unifresh™ Footbath, a grooming aid product for dairy cows.
___________________________________

#12#07#05#

This release and the Company’s other communications, including the conference call described above, contain forward-looking statements, including, but not limited to, statements about (1) the Company’s ability to reduce its “cash burn” rate and streamline operations, (2) the Company’s ability to reduce monthly cash expenses, (3) the Company’s ability to outsource its production and logistics needs, as well as a portion of its sales organization, (4) the Company’s ability to commence testing of certain of its products within the estimated time frames, (5) the Company’s belief that its technology is unique and highly effective. Forward-looking statements, including those set forth above, involve estimates, assumptions, known and unknown risks and uncertainties. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, (1) the Company’s ability to reduce its burn rate and streamline operations, (2) the Company’s ability to fund its operations, (3) the Company’s ability to effectively prioritize its business operations, (4) the Company’s ability to successfully market its products and compete with other products in its space, (5) the risk of unfavorable regulation or the inability to obtain any necessary approvals to manufacture, market and sell the Company’s products, and (6) the fact that the Company is a development stage company, which makes its future unclear. Consequently you should not place undue reliance on these forward-looking statements. The Company discusses many of these and other risks and uncertainties in greater detail in the filings it makes with the Securities and Exchange Commission, including in the Company's most recent Report on Form 10-KSB and Form 10-QSB. The information contained in any forward-looking statements is qualified in its entirety be reference to cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission.